Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Tyler Wilson
203.221.1703	212.477.8438 / 646.673.9701
jim@compassequity.com	lberman@igbir.com / twilson@igbir.com
Compass Diversified Holdings Reduces Debt Position
Realizes Net Interest Expense Savings; Maintains Significant Financial Flexibility
Westport, Conn., February 18, 2009 — Compass Diversified Holdings (Nasdaq GS: CODI) (“CODI” or the “Company”), a leading acquirer and manager of middle market businesses, announced today that it has reduced its debt and repaid at par, from cash on its balance sheet, $75 million of debt under its term loan facility due in December of 2013. After the repayment, the Company has $78 million of remaining debt outstanding under its term loan facility. Moreover, CODI has approximately $360 million in total liquidity with over $20 million of cash on its balance sheet and $340 million of borrowing capacity under its revolving credit facility. The Company will also terminate $70 million of its $140 million interest rate swap at a cost of approximately $2.5 million to unwind the portion of the swap related to this debt repayment.
In June of 2008, Compass Diversified Holdings sold two of its subsidiaries, Aeroglide Corporation and Silvue Technologies Group, Inc. for a combined value of approximately $190 million. Under the terms of its credit agreement, CODI was permitted and elected to hold approximately $75 million of the proceeds from these sales, under the condition that such proceeds be either redeployed into future acquisitions or applied to reduce term indebtedness within one year.
Joe Massoud, CEO of Compass Diversified Holdings, commented, “During this challenging environment, we remain committed to positioning the Company to best serve shareholders over both the near and long-term. While we initially hoped to acquire a new platform business with the $75 million we repaid today, we ultimately decided over the past eight months to remain patient and disciplined in the face of the current economic environment and to extend our diligence period for potential acquisitions in order to more properly assess the true cash flow generation levels of target companies. Given the current market dynamics, as well as our substantial liquidity and access to capital even after this repayment, we are confident that we have made a prudent decision.”

Mr. Massoud continued, “This repayment will provide a substantial savings to the Company in net interest expense, as well as translate into a meaningful reduction in management fees paid by the Company to its manager. Importantly, with an undrawn $340 million acquisition revolver and over $20 million in cash, CODI continues to have ample financial capacity to consummate acquisitions. In actively pursuing these opportunities, we intend to remain disciplined. We believe our shareholders will be rewarded for this approach, as valuations continue to come down and markets begin to stabilize. With our low leverage, considerable financial strength and non-dependence on third party financing on a transaction by transaction basis, we believe CODI is in an excellent position to take advantage of future acquisition opportunities that meet our strict criteria. In the interim, we will continue to work closely with the management teams of our existing subsidiary companies, focusing on utilizing CODI’s sound financial structure to enhance their positions within each of their market niches.”
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings (“CODI”) was formed to acquire and manage a group of middle market businesses that are headquartered in North America. Its subsidiaries are a diverse group of businesses with highly defensible market positions.
CODI’s structure involves acquisition of controlling ownership interests in its subsidiaries in order to maximize its ability to impact each subsidiary’s performance. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI’s model involves discipline in identifying and valuing businesses, proactive engagement with the management teams of the companies it acquires and the monetization of its subsidiaries when it believes that doing so will maximize shareholder value. The Company seeks to provide an extraordinarily high level of transparency in financial reporting and governance processes for the benefit of its shareholders. CODI currently has six subsidiaries operating in distinct market niches. The cash flows generated by these businesses are utilized in pursuit of the CODI’s dual objectives of investing in the long-term growth of the Company and making distributions of cash to its shareholders.
Subsidiary Businesses
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, which are primarily used for the prevention and treatment of pressure wounds experienced by patients with limited to no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates over 300 locations in 29 states.

Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume, quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all-terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on the Compass Diversified Holdings website located at www.compassdiversifiedholdings.com.